Exhibit 10.13

SALARY CONTINUATION PLAN FOR EXECUTIVES OF

LINCOLN NATIONAL CORPORATION AND AFFILIATES

Amendment & Restatement Effective November 5, 2007

(except as otherwise indicated)

Section 1. History and Effective Date. The following provisions constitute an amendment and restatement of the Salary Continuation Plan for Executives of Lincoln National Corporation and Affiliates (the “Plan”) effective November 5, 2007, except as otherwise indicated, the termination of the Plan effective December 31, 2007. The Plan was frozen to new Participants as of December 31, 2004.

Except where the context clearly indicates to the contrary, the following terms have the meanings specified below:

“Beneficiary” means the beneficiary or beneficiaries designated by the Executive in accordance with procedures established by the Corporation. Payments under this Plan to the last designated beneficiary or his estate shall relieve the Corporation from all responsibility to any designated beneficiary.

“Cause” means: (i) the conviction of a felony, or other fraudulent or willful misconduct materially and demonstrably injurious to the business or reputation of the Corporation by the Executive, or (ii) the willful and continued failure of the Executive to substantially perform his or her duties for the Corporation (other than such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by his or her manager or an officer of the Corporation, or, in the case where the Executive is the Chief Executive Officer of the Corporation, by the Plan Administrator. Such notice shall specifically identify the manner in which the Executive has not substantially performed his or her duties. No act or omission to act, on the part of the Executive shall be considered “willful” unless such act or omission is the result of the Executive’s bad faith or acting without reasonable belief that his or her action or omission was in the best interests of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Employer” means Lincoln National Corporation and any Affiliate who has adopted this Plan as a participating Employer.

“Grandfathered Benefit” means, with respect to terminated vested participants as of December 31, 2004, or active Participants who have not accrued a benefit under this Plan since December 31, 2004, the benefit amounts earned and vested under this Plan as of December 31, 2004 within the meaning of Code section 409A and the official guidance thereunder. Except as specified herein, Grandfathered Benefits are subject to the distribution rules in effect under this Plan as of December 31, 2004.

“Key Employee” means an Executive treated as a “specified employee” as of his Separation from Service under Code section 409A(a)(2)(B)(i) of the Corporation or its Affliates,

1

i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof) of a corporation any stock in which is publicly traded on an established securities market or otherwise. Key Employees shall be determined in accordance with Code section 409A using December 31st as the determination date. A listing of Key Employees as of a determination date shall be effective for the 12-month period beginning on the April 1st following the identification date.

“Separation from Service” or “Separate from Service” means a separation from service within the meaning of Code section 409A.

“Termination Date” is defined under the Lincoln National Corporation Employees’ Retirement Plan.

“Vesting Years of Service” is defined under the Lincoln National Corporation Employees’ Retirement Plan.

In addition, the following rules of construction shall apply:

(a)	The pronouns “he” and “his” include the other gender.

(b)	The terms “herein,” “hereof,” and “hereunder” refer to the Plan in its entirety.

(c)	This Plan may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d)	The headings in this Plan are for purposes of reference only and shall not limit or otherwise affect any of the terms hereof.

Section 2. Purpose. The Plan was established to provide enhanced retirement benefits to certain employees of Lincoln National Corporation (the “Corporation”) and its affiliates. The Plan is intended (1) to comply with Internal Revenue Code section 409A and official guidance issued thereunder, and (2) to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

Section 3. Employees Eligible to Participate. Individuals from a select group of highly- compensated employees shall be eligible to participate in the Plan as determined by the Chief Executive Officer of the Corporation. Such an eligible employee who participates in the Plan is hereinafter called an “Executive.” No new individuals shall become participants in the Plan after December 31, 2004.

Section 4. Effective Date of Executive’s Participation. Each Executive’s participation in the Plan shall become effective on the date specified in the joinder agreement signed by the Executive and agreed to by the Corporation.

Section 5. Amount of Salary Continuation Benefit. Subject to Sections 5(c) and 5(d) below, the amount of an Executive’s monthly benefit under the Plan shall be calculated as follows:

Monthly Benefit = 2% x Final Monthly Salary x Years of Participation

(a)	Definition of “Final Monthly Salary”. Except as provided below, an Executive’s Final Monthly Salary shall be the monthly rate of base salary that is being paid to the Executive at the time they experience a Separation from Service, unless the Executive retires after age sixty-five (65) years, in which case, the Final Monthly Salary shall be the monthly rate of base salary that was being paid at the time the Executive attained age sixty-five (65) years of age.

Limitation. The amount of Final Monthly Salary shall be capped at $16,667.00. Notwithstanding the foregoing, for Executives employed by the Corporation on December 31, 1991, the maximum Final Monthly Salary used to calculate the monthly benefit for such an Executive shall be the greater of $16,667.00 and the monthly base salary in effect for such an Executive on December 31, 1991.

In addition, for Executives Jon Boscia, Barbara Kowalczyk, Dennis Schoff, and Richard Vaughan only, effective January 1, 2005, the limitation capping Final Monthly Salary shall not apply and the definition of Final Monthly Salary used to calculate the Executive’s Monthly Benefit shall be as follows: Final Monthly Salary shall equal the sum of: (i) 1/12th of 100% of base annual salary (in effect at Separation from Service), and (ii) 1/12th of 100% of the Annual Incentive Bonus paid under the Lincoln National Corporation Incentive Compensation Plan, as amended and restated from time to time (also known as the “AIP” or “Annual Bonus”). The amount of Annual Incentive Bonus used in the calculation of Final Monthly Salary for the four named Executives above shall be the average of the best three consecutive Annual Incentive Bonuses during the sixty (60) consecutive months immediately preceding the Executive’s Separation from Service.

(b)

Definition of “Years of Participation”. A Year of Participation shall equal the twelve (12) month period beginning with the Executive’s effective date of participation in the Plan, as described in Section 4, and ending with the day preceding the first anniversary of such effective date. In addition, each succeeding twelve (12) month period of service shall be counted as a Year of Participation in the Plan, except that no additional Years of Participation shall accrue under the Plan after the earlier of: (i) December 31, 2007, (ii) the date that the Chief Executive Officer of the Corporation (or his delegate) determines that the Executive is no longer eligible to participate in the Plan; or (iii) that date that the Executive terminates employment; provided, however, that for an Executive whose Separation from Service is on or before December 31, 2007 (1) months of participation for such an Executive participating in the Plan at Separation from Service shall include months (up to a maximum of twenty-four (24)) during which such Executive is receiving severance pay pursuant to the Lincoln National Corporation Severance Pay Plan, or (2) an Executive who does not have five full years of participation in the Plan and who retires (Separates from Service after attaining age 65) while participating will be granted a full Year of Participation for any final partial year. In no event can an Executive receive additional Participation Service under both (b)(1) and (b)(2) above.

(c)	Maximum Monthly Benefit. The monthly benefit calculated under this Section 5 shall be capped at 10% of the Executive’s Final Monthly Salary. Notwithstanding the foregoing, effective January 1, 2005, for Jon Boscia only, the cap on the amount of the monthly benefit payable shall be as follows:

Year Boscia Terminates Employment	Percentage of Final Monthly Salary
2005	11.4%
2006	12.8%
2007	14.2%
2008	15.6%
2009 or later	17.0%

(d)	Converted SCP Opening Balances. Effective December 31, 2007, the benefit of each actively employed Executive participating in the Plan as of 11:59 p.m. on that date, earned through December 31, 2007, shall be converted to a present value lump sum calculated pursuant to the applicable provisions of the Lincoln National Corporation Deferred Compensation & Supplemental/Excess Retirement Plan (the “DC SERP”), and contributed to the DC SERP.

Section 6. Salary Continuation Benefits upon Retirement at or after Age Sixty-Five (65) Years. Upon retirement at or after age sixty-five (65) years, the Corporation (or the Affiliate for which the Executive last performed services) shall pay salary continuation benefits to the Executive in the amount calculated pursuant to Section 5. Benefits shall commence on the first day of the first calendar month following the date of the Executive’s Separation from Service, and on the first day of each calendar month thereafter so long as the Executive shall live.

Section 7. Salary Continuation Benefits upon Retirement prior to Age Sixty-Five (65) Years. Upon retirement at or after age fifty-five (55) years but before age sixty-five (65) years, the Corporation (or the Affiliate for which the Executive last performed services) shall pay salary continuation benefits to the Executive. The amount of such benefit shall be the amount calculated pursuant to Section 5, actuarially reduced in accordance with the following table and with such linear interpolations as shall, in the sole discretion of the Corporation, be necessary to take into account the exact age (including fractions) of the Executive at the date benefits commence:

Executive’s Age on Date Benefits Commence	Applicable Factor If Executive Has At Least 25 Vesting Years of Service Under the Corporation’s Employees’ Retirement Plan	Applicable Factor If Executive Has 20 to 25 Vesting Years of Service Under the Corporation’s Employees’ Retirement Plan	Applicable Factor If Executive Has Less Than 20 Vesting Years of Service Under the Corporation’s Employees’ Retirement Plan
65	1.00	1.00	1.00
64	1.00	.92	.91
63	1.00	.85	.83
62	1.00	.79	.75
61.95		.74	.67
60.90		.70	.60
59.85		.66	.55
58.80		.62	.50
57.75		.58	.45
56.69		.54	.40
55.63		.50	.35

Notwithstanding the foregoing, an Executive who Separates from Service as the result of an involuntarily termination as described in Section 14 will be subject to the higher of the factors determined under the column above entitled “Applicable Factor if Executive has less than twenty (20) Vesting Years of Service under the Corporation’s Employees’ Retirement Plan,” or the applicable factors based on the Executive’s actual age and Years of Vesting Service on his or her benefit commencement date following the Separation from Service.

Benefits paid under this Section 7 shall commence on the first day of the first calendar month following the date of the Executive’s Separation from Service, and on the first day of each calendar month thereafter so long as the Executive shall live. Notwithstanding the foregoing, with respect to Grandfathered Benefits, a Participant may elect to defer the receipt of his or her Plan benefits until the date they attain age 65, provided that such election is made at least 366 days prior to the date they would otherwise have received their Plan benefits.

Section 8. Method and Duration of Payment of Benefits. The default form of benefit payable under the Plan is a life annuity & ten (10) year certain & continuous. This benefit provides monthly payments as long as the Executive shall live, with no less than one hundred twenty (120) such payments (measured from the Executive’s benefit commencement date) to either the Executive or the Executive’s Beneficiary.

Notwithstanding the foregoing, the Executive may make an election at any time before his or her benefit commencement date to have his or her benefit paid in an alternative form of life annuity which is actuarially equivalent to the life annuity & ten (10) year certain & continuous form. The actuarial equivalent alternative forms will be calculated using the optional form conversion assumptions for the Final Average Pay benefit described in the Lincoln National Corporation Employees’ Retirement Plan.

The alternative form(s) of life annuity/ies offered under this Plan [is/are]:

A 50% Joint & Survivor Annuity – Reduced monthly payments as long as the Executive shall live, with the Executive’s designated contingent annuitant receiving 50% of such monthly payments for the remainder of his or her life. This optional form of payment is available only for an Executive whose Separation from Service and benefit commencement date occurs on or after May 14, 2007.

The following is effective only upon the approval of the Compensation Committee of the Corporation’s Board of Directors: Effective for Executives retiring on or after July 31, 2007 and before January 1, 2008, a 100% Joint & Survivor Annuity & ten (10) year certain & continuous form – Reduced monthly payments as long as the Executive shall live, with the Executive’s designated contingent annuitant receiving 100% of such monthly payments for the remainder of his or her life, with no less than one hundred twenty (120) such payments (measured from the Executive’s benefit commencement date) to the contingent annuitant’s Beneficiary.

Section 9. Survivor Benefits Before Retirement and Before Commencement of Executive’s Benefits. Upon the Executive’s death before retirement and before commencement of benefits hereunder, all rights of the Executive hereunder shall terminate except that upon receipt by the Corporation of satisfactory proof of the Executive’s death, the Executive’s Beneficiary shall receive a survivor benefit in accordance with the following:

(a)	For Executives who signed a joinder agreement on or before December 31, 1991, if the Executive dies while participating in the Plan (before Separation from Service) and before attaining age sixty-five (65) years, the survivor benefit shall equal twenty-five (25%) of the Executive’s annual salary (at the time of his death) and shall be paid upon such receipt and thereafter on the anniversary of the Executive’s death until the later of the date on which the Executive would have attained age sixty-five (65) years and the date as of which a total of ten (10) such payments shall have been made. Effective January 1, 1992, the annual salary used to calculate such benefit shall not exceed the greater of $200,000 or the annual salary in effect on December 31, 1991 (except for Executives Jon Boscia, Barbara Kowalczyk, Dennis Schoff, and Richard Vaughan);

(b)

For Executives who signed a joinder agreement on or after January 1, 1992 and whose death occurs on or after August 1, 2000, if the Executive’s spouse (or Beneficiary) is entitled to a survivor benefit under the Lincoln National Corporation Employees’ Retirement Plan, the survivor benefit hereunder shall equal the benefit calculated in accordance with Section 7 that would have been payable had the Executive begun receiving his benefits under this Plan on the later of the date of his death or his fifty-fifth (55th) birthday and shall be paid on the first day of the month following such later date and each month thereafter for a total of one hundred twenty (120) months; or

(c)

For Executives who signed a joinder agreement on or after January 1, 1992, whose death occurs on or after August 1, 2000 and who would otherwise have been entitled to benefits under Section 14, if the Executive’s spouse (or beneficiary) is entitled to a survivor benefit under the Lincoln National Corporation Employees’ Retirement Plan, the survivor benefit hereunder shall equal the benefit calculated in accordance with Section 14 that would have been payable had the Executive begun receiving his benefits hereunder on the later of the date of his death or his fifty-fifth (55th) birthday and shall be paid on the first day of the month following such later date and each month thereafter for a total of one hundred twenty (120) months.

For Executives who have elected an alternative form of life annuity as described in Section 8 above, the Executive’s Beneficiary shall receive the larger of the benefit calculated in accordance with (a), (b), or (c) above, as applicable, or the benefit under the chosen alternative form of life annuity.

Section 10. Death Before Retirement but After Age Sixty-Five (65) Years. If the Executive dies before retiring but after attaining age sixty-five (65) years, all rights of the Executive hereunder shall terminate except that, upon receipt by the Corporation of satisfactory proof of the Executive’s death, there shall be paid to his Beneficiary a monthly amount calculated in accordance with Section 5, payable as of the first day of the month after his death for an aggregate of one hundred twenty (120) payments.

Section 11. Death After Retirement. Except as provided in Section 8 above for Executives who have elected an alternative form of life annuity, if the Executive dies after retiring and prior to receiving one hundred twenty (120) salary continuation benefit payments, payments to the Beneficiary shall be continued, if living, until combined payments to the Executive and the Beneficiary shall total one hundred twenty (120) payments.

Section 12. Payments to an Estate. If the Executive fails to designate a valid Beneficiary or if there is no designated Beneficiary surviving the Executive, then any remaining payments due shall be commuted and paid to the Executive’s estate. If the Beneficiary shall die after receiving one or more payments, but before all payments have been made, any remaining payments shall be commuted and paid to such Beneficiary’s estate. This section does not apply to an Executive who has retired and elected the alternative forms: the 50% Joint & Survivor or 100% Joint & Survivor Annuity & ten (10) year certain & continuous.

Section 13. Voluntary Termination of Service. Neither the Executive nor any Beneficiary shall be entitled to any benefits under this Plan if the Executive voluntarily terminates employment with the Corporation and all Affiliates (a) prior to attaining age fifty-five (55) years, or (b) after attaining age fifty-five (55) years, but prior to completing five (5) years of participation in the Plan.

Section 14. Involuntary Termination of Service. If before qualifying for benefits under Sections 6 or 7, the Executive involuntarily terminates employment with the Corporation and all affiliates primarily from circumstances not within the control of the Executive, but other than by death, disability, or for Cause, his or her salary continuation benefit shall be paid to the Executive beginning on the first day of the first calendar month following the later of: (i) the date of the Executive’s Separation from Service, or (ii) the date the Executive attains age fifty-five (55), and on the first day of each calendar month thereafter, based on the life annuity & ten (10) year certain & continuous form, or the alternative form of payment elected by the Executive, as described in Section 8 above. Notwithstanding the foregoing, with respect to Grandfathered Benefits, a Participant may elect to defer the receipt of his or her Plan benefits until the date they attain age 65, provided that such election is made at least 366 days prior to the date they would otherwise have received their Plan benefits.

Except as provided in Section 5(d) above for Executives actively participating in the Plan on December 31, 2007, the amount of an Executive’s benefit under this Section 14 shall be the amount calculated in Section 5, actuarially reduced in accordance with the appropriate factor in Section 7 for the age of the Executive at which benefit payments commence in the column titled “Applicable Factor if Executive has less than twenty (20) Vesting Years of Service under the Corporation’s Employees’ Retirement Plan.”

Section 15. Termination of Service After a Change of Control of the Corporation. Notwithstanding any provision in the Plan to the contrary, in the event that the Executive is eligible to receive benefits under the Lincoln National Corporation Executives’ Severance Benefit Plan, such Executive shall be treated as having retired from the Corporation after age sixty-five (65) years and shall be entitled to a benefit in accordance with Section 6 of this Plan.

Section 16. Provisions Applicable to Key Employees. Notwithstanding provisions to the contrary in Sections 6, 7, 14 or 15, in the event that the Executive is a Key Employee as of the date of his Separation from Service, the Executive’s benefit commencement date shall be no earlier than six (6) months following the date of his Separation from Service (or, if earlier, the date of the Executive’s death). Interest shall not accrue on benefits delayed during this period; however, the benefit shall be subject to reduction factors determined as of the Executive’s actual benefit commencement date, not the Executive’s Separation from Service date.

Section 17. No Right or Title to Funds. The Corporation shall have no obligation to set aside, earmark, or entrust any fund, policy, or money with which to pay any obligations under this Plan. The Executive, and any successor in interest to him, shall be and remain simply a general creditor of the Corporation with respect to any promises to pay under this Plan in the same manner as any other creditor who has a general claim for an unpaid liability. Neither the Executive nor any Beneficiary shall acquire any right in or title to any funds or assets of the Corporation otherwise than by and through the actual payment of the monthly or annual payments hereunder. The Corporation shall not make any loans or extend credit to an Executive which will be offset by benefits payable under this Plan.

Section 18. No Assignments, etc. Neither the Executive nor a Beneficiary, shall have power to transfer, assign, anticipate, mortgage or otherwise encumber in advance any of the payments provided by this Plan; nor shall said payments be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, or be transferable by operation of law in event of bankruptcy, insolvency or otherwise.

Section 19. Amendment, Suspension or Termination of Plan. This Plan may be amended or terminated at any time and from time to time by the Corporation without an Executive’s consent, but no amendment shall operate to give the Executive, or his Beneficiary, either directly or indirectly, any interest whatsoever in any funds or assets of the Corporation and any Affiliates, except the right upon fulfillment of all terms and conditions hereof to receive the payments herein provided. Likewise, no amendment, suspension or termination of this Plan shall, in and of itself, result in the forfeiture of any salary continuation benefit promise accrued to an Executive who is in the active employment of the Corporation at such time or to an Executive whose service has been involuntarily terminated as described in Section 14 and no amendment, suspension or termination of this Plan shall operate to reduce or diminish any benefit after payment of such benefit has begun.

Section 20. No Effect on Employment. This Plan shall not supersede any other contract of employment, whether oral or in writing, between the Corporation, its Affiliates and the Executive, nor shall it affect or impair the rights and obligations of the Corporation and the Executive, respectively, thereunder; and nothing contained herein shall impose any obligation on the Corporation to continue the employment of the Executive.

Section 21. Plan Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of Lincoln National Corporation (the “Committee”). The Committee shall have complete discretion to interpret the Plan and resolve issues including issues with respect to an Executive’s eligibility and participation in the Plan, and the calculation of benefits payable under the Plan, and to take whatever action believed by the Committee to be necessary or desirable for such administration, including but not limited to (a) establishing administrative rules consistent with the provisions of this Plan, (b) delegating itsw responsibilities to other persons, including the Senior Vice President of the Human Resources Department, (c) retaining the services of lawyers, accountants or other third parties to assist with the administration of the Plan, (d) making equitable adjustments under the Plan (including retroactive adjustments) to correct mathematical, accounting or factual errors made in good faith by the Corporation or the Executive (and any such adjustments will be final and binding on all persons), and (e) directing the Corporation to deduct from all Accounts, payments and distributions under the Plan any federal, state or local taxes or such other amounts as may be required by law to be withheld.

Section 22. Claims for Benefits.

(a)	Filing a Claim. An Executive or his authorized representative may file a claim for benefits under the Plan. Any claim must be in writing and submitted to the Committee or its designee at such address as may be specified from time to time. Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to a claimant.

(b)	Denial of Claim. In the case of the denial of a claim respecting benefits paid or payable with respect to an Executive, a written notice will be furnished to the claimant within 90 days of the date on which the claim is received by the Committee. If special circumstances (such as for a hearing) require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period.

(c)	Reasons for Denial. A denial or partial denial of a claim will be dated and signed by the Committee and will clearly set forth:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

(d)

Review of Denial. Upon denial of a claim, in whole or in part, a claimant or his duly authorized representative will have the right to submit a written request to the Committee for a full and fair review of the denied claim by filing a written notice of appeal with the Committee within 60 days of the receipt by the claimant of written notice of the denial of the claim. A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If the claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it. If the claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

(e)	Decision Upon Review. The Committee will provide a prompt written decision on review. If the claim is denied on review, the decision shall set forth:

(i)	the specific reason or reasons for the adverse determination;

(ii)	specific reference to pertinent Plan provisions on which the adverse determination is based;

(iii)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(iv)	a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under ERISA section 502(a).

A decision will be rendered no more than 60 days after the Committee’s receipt of the request for review, except that such period may be extended for an additional 60 days if the Committee determines that special circumstances (such as for a hearing) require such extension. If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period.

(f)

Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under this Section. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure. Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim for benefits by the Committee. The one-year limitation on suits for benefits will apply in any forum where a claimant initiates such suit or legal action.

IN WITNESS WHEREOF, the President and Chief Executive Office of the Corporation has executed this amendment, restatement, and termination of the Plan as of this      day of                     , 2007.

LINCOLN NATIONAL CORPORATION

By: Its:	Dennis R. Glass President and Chief Executive Officer